                                                                  Exhibit 10.137

                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement ("Agreement") dated as of 1st day of April, 2001, is by and between Strand Energy, L.C. ("Seller"), and Castle Exploration Company, Inc. ("Buyer"), relative to the "Interests" (as hereinafter defined).

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:


                                    ARTICLE I

                                PURCHASE AND SALE

         1.01 Purchase and Sale. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Interests subject to the terms and conditions of this Agreement.

         1.02 Interests. All of the following (except for the "Excluded Assets" defined below) shall be referred to as the "Interests":

               (a) The undivided interests described in Exhibit "A" hereto, in and to the entire estates created by the leases, licenses, permits and other agreements described in Exhibit "A" (the "Leases") insofar as the Leases cover and relate to the lands described in Exhibit "A" (the "Lands"), together with
(i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles and interests of Seller granting Seller the right to obtain, or otherwise earn interests within the Lands no matter how earned, and (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing;

               (b) Identical undivided interests in and to all of the oil and gas wells, saltwater disposal wells and injection wells (the "Wells") and all of the personal property, fixtures and improvements now or as of the Effective Time (as defined in Section 1.04 below) on the Lands, appurtenant thereto or used in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances thereunto belonging;

               (c) The contracts and contractual rights, obligations and interest, including all farmout agreements, farmin agreements, drilling contracts, operating agreements, sales contracts, saltwater disposal agreements, division orders and transfer orders and other contracts or agreements covering or affecting any or all of the Leases and/or Lands; and

               (d) The easements, licenses, authorizations, permits and similar rights and interests applicable to, or pertinent to, the ownership and operation of the Wells.


         1.03 Excluded Assets. As used herein, "Excluded Assets" means (a) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Interests with respect to any period of time prior to the Effective Time; (b) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (ii) arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (d) all substances produced and sold from the Lands and Leases with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances; (e) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Interests with respect to any periods prior to the Effective Time; (g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Interests for any period prior to the Effective Time, or (ii) any Excluded Assets; (h) all personal computers and associated peripherals and all radio and telephone equipment; (i) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all of Seller's interpretations of geological and geophysical data; (k) all documents and instruments of Seller that may be protected by an attorney-client privilege; (l) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller; (m) all audit rights arising under any contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; and (n) all (i) agreements and correspondence between Seller and its representatives and any affiliates thereof relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions compiled by Seller or its representatives,
(iii) bids submitted by other prospective purchasers of the Interests, (iv) analyses by Seller or its representatives of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or its representatives, or either of their respective representatives, and any prospective purchaser other than Buyer, and (vi) correspondence between Seller or its representatives, or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of its representatives or the transactions contemplated in this Agreement.

               1.04 Effective Time. The purchase and sale of the Interests shall be effective for all purposes as of April 1, 2001 at 12:01 a.m., local time at the location of the Interests (the "Effective Time").

                                   ARTICLE II

                                 PURCHASE PRICE

         2.01 Purchase Price. The purchase price for the Interests shall be Ten Million Six Hundred and Twenty-Five Thousand Dollars and No/100 Dollars ($10,625,000.00) (the "Purchase Price"), which shall be adjusted as set forth in
Section 2.03 below.

         2.02 Deposit. To bind this transaction, Buyer concurrent with the date of execution of this Agreement has deposited with Seller, either by cashier's check or wire transfer (pursuant to instructions provided by Seller), the sum of One Million Sixty Two Thousand Five Hundred Dollars and No/100 Dollars ($1,062,500.00) (the "Deposit"), which shall be either (a) applied toward a reduction in the Purchase Price at Closing Date, (b) returned by Seller to Buyer, or (c) forfeited by Buyer to Seller, all as otherwise provided in this Agreement.

         2.03 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to as the "Adjusted Purchase Price":

               (a) The Purchase Price shall be adjusted upward as follows:

                   (i) The value of all oil and gas in storage or in pipelines or the tanks and above the pipeline connection or upstream of the sales meter as of the Effective Time which is credited to the Interests, such value to be the market value or, if applicable, the contract price in effect as of the Effective Time, less taxes and deductions by the purchaser;

                   (ii) The amount of all verifiable expenditures under applicable operating agreements or other similar arrangements or agreements and, in the absence of such agreements, such expenses of the sort customarily billed thereunder, paid by Seller in connection with the Interests for the period subsequent to the Effective Time;

                   (iii) An amount equal to all prepaid expenses attributable to the Interests that are paid by Seller or any affiliate of Seller prior to the Closing Date (defined below) that inure to the benefit of Buyer and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

                   (iv) An amount equal to $1.25 per Mcf of the underproduced gas imbalance with respect to any gas production, pipeline, storage, processing or other gas imbalance attributable to the Interests as of the Effective Time; and

                   (v)   Any other amount agreed upon by Seller and Buyer.

               (b) The Purchase Price shall be adjusted downward by the following:

                   (i) The value of proceeds received by Seller from the sale of oil, gas or other hydrocarbons attributable to the Interests and relating to production after the Effective Time, less all applicable taxes not reimbursed to Seller by a purchaser;

                   (ii) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Interests prior to the Effective Time, currently estimated to be 25% of the annual assessment;

                   (iii) The amount of all verifiable expenditures paid by Buyer for work actually done and performed in connection with the Interests for the period prior to the Effective Time;

                   (iv)  The amount of the Deposit;

                   (v) An amount equal to $1.25 per Mcf of the overproduced gas imbalance with respect to any gas production, pipeline, storage, processing or other gas imbalance attributable to the Interests as of the Effective Time;

                   (vi) The amount of all proceeds from production attributable to the Interests which are currently held in suspense, if any, for which Buyer shall assume responsibility; and

                   (vii) Any other amount agreed upon by Seller and Buyer.

         2.04 Allocation of Purchase Price. The Purchase Price shall be allocated ("Allocated Value") among the Interests as set forth in Exhibit "B" hereto and which is subject to Seller's approval.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

               (a) Seller is a Texas limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to carry on its business in each of the states identified in Exhibit "A".

               (b) Seller has the requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Interests on the terms described in this Agreement and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller's governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

               (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

               (d) This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Seller.

               (e) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

               (f) Except as set forth in Schedule 3.01(f) attached hereto ("Pending Claims"), no claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, investigation, administrative proceeding, civil, criminal or other action, suit or other legal proceeding is pending or, to the best of Seller's knowledge, threatened, against Seller relating to, resulting from or affecting the ownership or operation of the Interests. No notice from any governmental authority or any other person (including employees) has been received by Seller as to any claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, relating to, resulting from or affecting the ownership or operation of the Interests, claiming any violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or claiming any breach of contract or agreement with any third party.

               (g) Seller represents that in aggregate as to all the wells being purchased hereunder no gas imbalance exists that is in excess of 5,000 mcf.

         3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

               (a) Buyer is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to carry on its business in each of the states identified in Exhibit "A".

               (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

               (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

               (d) This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Buyer.

               (e) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

               (f) Prior to executing this Agreement, Buyer has been afforded an opportunity to (i) examine the Interests and such materials as it has requested to be provided to it by Seller, (ii) discuss with representatives of Seller such materials and the nature and operation of the Interests, and (iii) investigate the condition, including subsurface condition, of the Lands and Leases and the condition of the equipment in connection with the Wells. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller or its representatives.

               (g) Prior to the Closing, Buyer intends to satisfy all bonding and regulatory requirements of all state and federal governmental authorities so that Buyer is qualified to own the Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as an owner of state or federal oil, gas and mineral leases, or to exceed any acreage limitation imposed by any law, statute, rule or regulation.

               (h) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C.ss.77a et seq., and any other rules, regulations and laws pertaining to the distribution of securities.

               (i) Buyer has arranged to have available by the Closing Date sufficient funds to enable the payment to Seller by wire transfer the Adjusted Purchase Price in accordance with Section 7.03 hereof and to otherwise perform Buyer's obligations under this Agreement.


                                   ARTICLE IV

                                    COVENANTS

         4.01 Covenants of Seller. Seller covenants and agrees with Buyer that from the date hereof to the Closing Date, except (i) as provided herein, (ii) as required by any obligation, agreement, lease, contract or instrument affecting the Interests, or (iii) as otherwise consented to in writing by Buyer, Seller shall:

               (a) Give Buyer and its representatives access to, and the right to copy, at Buyer's expense, all nonproprietary information in its possession relating to the Interests which shall include, without limitation, title opinions, abstracts of title, land records, accounting records, production records, operating expense records, engineering, geological and geophysical data, development plans and permits, and any other information of whatsoever kind relating to the production and operation of the Interests. All such information shall be open to inspection and photocopying at The Oil and Gas Clearinghouse's offices, at any reasonable time during the term of this Agreement, but until subsequent to the Closing shall remain confidential and shall not be disclosed to any third party other than Buyer's employees and agents.

               (b) Not (i) enter into any new agreements or commitments with respect to the Interests which terms would extend beyond the Closing, (ii) conduct any single capital or workover project with respect to the Interests in excess of Twenty Thousand and No/100 Dollars ($20,000.00), (iii) abandon any Well located on the Leases nor release or abandon all or any portion of any of the Leases, (iv) modify or terminate any of the existing agreements and (v) encumber, sell or otherwise dispose of any of the Interests other than personal property that is replaced by equivalent property or consumed in the normal operation of the Interests.

               (c) Take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

               (d) Cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date.

               (e) Notify Buyer (i) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

         4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that from the date hereof to the Closing Date, except (i) as provided herein, or (ii) as otherwise consented to in writing by Seller, Buyer shall:

               (a) Take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

               (b) Cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date.

               (c) Promptly notify Seller (i) if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or
(ii) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.


                                    ARTICLE V

                      TITLE MATTERS, ENVIRONMENTAL MATTERS,
                          CASUALTY LOSS AND ABANDONMENT

         5.01 Seller's Title. Seller represents to Buyer that Seller's title to the Interests as of the Effective Time is (and as of the Closing shall be) "Marketable Title" as defined in Section 5.02 hereinbelow.

         5.02 Definition of Marketable Title. As used in this Agreement, the term "Marketable Title" shall mean, as to each of the Interests, that the title acquired by Buyer:

               (a) Will entitle Buyer to receive not less than the Net Revenue Interests set forth in Exhibit "A" and a like share of all hydrocarbons produced, saved and marketed from the Interests throughout the productive life thereof except for any reduction, suspension on termination caused by Permitted Encumbrances.

               (b) Will obligate Buyer to bear not more than that percentage of the costs and expenses related to the maintenance and development of and operations of the Working Interests as set forth on Exhibit "A" and a like share attributable thereto throughout the productive life of the Interests except for any increase caused by Permitted Encumbrances.

               (c) Is free and clear of all liens, security interests, encumbrances, burdens and claims of any kind, by, through or under Seller, but not otherwise, except for Permitted Encumbrances.

         5.03 Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean:

               (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens, whether recorded or unrecorded, that do not operate to reduce the Net Revenue Interests set forth in Exhibit "A" other than such burdens as are presently affecting such Interests.

               (b) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser.

               (c) Except as provided in Section 5.06 below, preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained under this Agreement prior to the Closing from the appropriate parties or the appropriate time period for asserting the right has expired prior to the Closing without an exercise such right.

               (d) Encumbrances relating to the Interests that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry.

               (e) Encumbrances relating to the Interests securing payments to mechanic's and materialmen and encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business.

               (f) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance.

               (g) Conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Interests to a third party in the event it intends to release or abandon such Interests prior to the expiration of the primary term or other termination of such Interests.

               (h) Easements, rights of way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect to any of the Interests that do not, taken as a whole, materially interfere with the operation, value or use of the Interests.

               (i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental authority.

               (j) Such Title Defects affecting the Interests which Buyer fails to deliver to Seller in writing as provided in Section 5.05(b) below.

               (k) Failure of Seller to own of record all of the Interests if Seller shall acquire record title to all of the Interests (which shall be acquired from its partners) no later than seven (7) days prior to the Closing Date, which Interests shall be free and clear of all liens, security interests, encumbrances, burdens and claims of any kind, by through or under Seller, but not otherwise.


         5.04 Definition of Title Defect. As used in this Agreement the term "Title Defect" shall mean any defect which renders title to an Interest, as herein defined, less than Marketable Title.

         5.05  Title Procedure.

               (a) As used herein, "Title Defect" Amount shall mean, with respect to any reduction of the Net Revenue Interest set forth on Exhibit "A" hereto, an amount calculated by multiplying the reduction in the Net Revenue Interest by the Allocated Value for such affected Interests; with respect to any increase in the Working Interest set forth on Exhibit "A" hereto, an amount calculated by multiplying the increase in the Working Interest by the Allocated Value for such affected Interests; and with respect to any Title Defect that does not cause the Net Revenue Interest set forth on Exhibit "A" to decrease or cause the Working Interest set forth on Exhibit "A" to increase, an amount determined by evaluating the portion of the Interest affected by such Title Defect, the legal effect of the Title Defect, and the potential economic effect of the Title Defect over the life of the affected Interests. The Title Defect Amount as to any particular Interests, however, shall never exceed the Allocated Value therefor. Furthermore, in the event it is determined that the Net Revenue Interests for any affected Interest is greater than set forth on Exhibit "A" hereto or the Working Interests for any affected Interest are less than set forth on Exhibit "A" hereto, the Purchase Price shall be proportionately adjusted upward by multiplying the increase in the Net Revenue Interest by the Allocated Value for such affected Interest or multiplying the decrease in the Working Interest by the Allocated Value for such affected Interest. Notwithstanding anything contained in this Agreement to the contrary, no adjustment to the Purchase Price for Title Defects shall be made with respect to all Title Defect Amounts asserted by Buyer which are less than five percent (5%) of the Purchase Price.

               (b) If Buyer discovers any Title Defect, Buyer shall give Seller notice of such Title Defect no later than ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include (i) a description of the

Title Defect and (ii) the Title Defect Amount therefor, provided that Buyer shall have an additional two (2) business days to provide notice regarding title defects on those interests acquired by Seller pursuant to 5.03 (k) above. Buyer shall be deemed to have waived all Title Defects to which Buyer has not given timely notice to Seller thereof.

               (c) Seller shall notify Buyer in writing no later than five (5) days before the Closing Date whether it elects to cure the alleged Title Defect. If Seller has elected to cure the Title Defect, then the Interests subject to the Title Defect shall not be assigned at the Closing and Seller shall use commercially reasonable efforts to cure such Title Defect during a period ending sixty (60) days after Closing. Notwithstanding the foregoing, Seller shall be under no obligation to cure any Title Defect unless Seller otherwise expressly agrees in writing to cure such Title Defect.

               (d) With respect to any Title Defect that Seller elects not to cure, Seller shall have the option to:

                   (i) Exclude the Interest, including pipelines and other personal property necessary to operate the particular Interest subject to the Title Defect in which event the Purchase Price shall be reduced by the Allocated Value of the excluded Interest; or

                   (ii) Sell the Interest subject to such Title Defect to Buyer and the Purchase Price shall be reduced by the Title Defect Amount.

               (e) Notwithstanding any terms contained in this Agreement to the contrary, in the event the aggregate amount of the Title Defects and the Environmental Defects set forth in Section 5.07 hereinbelow and which Seller does not agree to timely cure, exceeds twenty percent (20%) of the Purchase Price, either Seller or Buyer may elect to terminate this Agreement and Buyer shall be entitled to an immediate refund of the Deposit.

         5.06  Consents and Preferential Rights.

               (a) If any third party consent to the sale and transfer of the Interests is not obtained prior to the Closing, Buyer shall not treat that portion of the Interests subject to such consent requirement as a Title Defect if such consent is customarily secured after the Closing or such consent does not materially affect the value of the Interests if such consent were withheld.

               (b) If any of the Interests are subject to preferential right to purchase, Seller shall in a good faith attempt, prior to the Closing Date, notify each third party which holds a preferential right to purchase covering that portion of the Interests subject thereto. If the notice period under any preferential right to purchase has not expired prior to the Closing Date, Buyer shall nevertheless purchase that portion of the Interests which may be affected by the exercise of such preferential right but the Interests subject to such unexpired preferential right shall not be treated as a Title Defect. If after the Closing any party holding a preferential right to purchase elects to exercise same, Buyer shall then coordinate with Seller in connection with the execution by such third party of a purchase and sale agreement substantially in the form hereof. Buyer shall be due any consideration paid by such third party upon the exercise of such preferential right to purchase in exchange for Buyer delivering such third party an assignment for that portion of the Interests affected by the exercise of such preferential right.

         5.07  Environmental Procedure.

               (a) Prior to the Closing Date, Buyer may conduct a field inspection of the Interests and Buyer may further secure, at its sole risk, cost and expense, an environmental audit of all or any of the Interests. If obtained, Buyer shall immediately furnish a copy of such environmental audit to Seller and the contents of such environmental audit shall remain confidential unless required to be disclosed by any rule, order or governmental proceeding.

               (b) As used herein, "Environmental Defect" shall mean any material environmental defect relating to the Interests in the nature of environmental pollution or contamination, including pollution of the soil, ground water or the air, and which is a violation of environmental or land use rules, regulations, or orders of appropriate state or federal regulatory agencies.

               (c) As used herein, "Environmental Defect Amount" means the cost to remediate such Environmental Defect in accordance with applicable environmental laws. Notwithstanding the foregoing, no adjustment to the Purchase Price shall be made for Environmental Defects for all Environmental Defect Amounts asserted by Buyer which are less than two and one-half percent (2.5%) of the Purchase Price.

               (d) If Buyer discovers any Environmental Defect, Buyer shall give Seller notice of such Environmental Defect no later than ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include (i) a description of the Environmental Defect and (ii) the Environmental Defect Amount therefor. Buyer shall be deemed to have waived all Environmental Defects to which Buyer has not given timely notice to Seller thereof.

               (e) Seller shall notify Buyer in writing no later than five (5) days before the Closing Date whether it elects to cure the alleged Environmental Defect. If Seller has elected to cure the Environmental Defect, then the Interest subject to the Environmental Defect shall not be assigned at the Closing and Seller shall use commercially reasonable efforts to cure such Environmental Defect during a period ending one hundred eighty (180) days after Closing. The Environmental Defect Amount as to any particular Interests, however, shall never exceed the Allocated Value therefor. Notwithstanding the foregoing, Seller shall be under no obligation to cure any Environmental Defect unless Seller otherwise expressly agrees in writing to cure such Environmental Defect.

               (f) With respect to any Environmental Defect that Seller elects not to cure, Seller shall have the option to:

                   (i) Exclude the Interest, including pipelines and other personal property necessary to operate the particular Interest subject to the Environmental Defect, in which event the Purchase Price shall be reduced by the Environmental Defect Amount; or

                   (ii) Sell the Interest subject to the Environmental Defect to Buyer and the Purchase Price shall be reduced by the Environmental Defect Amount.

               (g) Notwithstanding any terms contained in this Agreement to the contrary, in the event the aggregate amount of the Environmental Defects and the Title Defects set forth in Section 5.05 hereinabove exceeds twenty percent (20%) of the Purchase Price, either Seller or Buyer may elect to terminate this Agreement and Buyer shall be entitled to an immediate refund of the Deposit.

         5.08 Casualty Loss. If, prior to the Closing, all or any portion of the Interests shall be destroyed by fire or other casualty, or if any portion of the Interests shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction or taking, and Seller shall at Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking. In addition, Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction or taking. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction or taking without first obtaining the written consent of Buyer.

         5.09 Plugging and Abandonment. Upon Closing, Buyer shall assume all of Seller's plugging, replugging, abandonment, removal, disposal and restoration obligations associated with the Interests acquired hereunder. Such obligations being assumed shall include, but not be limited to, all necessary and proper plugging and abandonment and/or removal and disposal of all of the Wells, whether pre-existing or drilled by Seller, and all structures, personal property and equipment located on or associated with the Leases listed on Exhibit "A", the necessary and proper capping and burying of all associated flow lines, and any necessary disposal of naturally occurring radioactive material (NORM) or asbestos. All plugging, replugging, abandonment, removal, disposal and restoration operations shall be in compliance with applicable laws and regulations and conducted in a good and workmanlike manner.

         5.10 Disclaimer of Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (OR IN THE ASSIGNMENT TO BE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING THE INTERESTS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON, OR UNDER THE INTERESTS. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE INTERESTS, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME "AS IS,

WHERE IS". WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OR POTENTIAL OF THE INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE INTERESTS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the condition that all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all material covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

         6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer, of the condition that all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all material covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                                   ARTICLE VII

                                     CLOSING

         7.01 Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held on April 30, 2001, at 10:00 a.m., or such earlier date as the parties shall agree in writing. Said date shall be referred to as the "Closing Date".

         7.02 Place of Closing. The Closing shall be held at the offices of Seller, or at such other place as Buyer and Seller may agree upon in writing.

         7.03 Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

               (a) Seller shall execute, acknowledge and deliver (in sufficient counterparts to facilitate recording) the Assignment, Conveyance and Bill of Sale ("Assignment") conveying the Interests to Buyer in substantially the form attached as Exhibit "C" hereto. As appropriate, Seller shall also execute, acknowledge and deliver separate assignments of the Interests on officially approved forms, in sufficient counterparts, to satisfy applicable statutory and regulatory requirements.

               (b) Seller and Buyer shall execute a settlement statement (the "Preliminary Settlement Statement") prepared by Seller that shall set forth the Preliminary Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Preliminary Amount" shall mean the Purchase Price adjusted as provided in
Section 2.03 using for such adjustments the best information then available.

               (c) Buyer shall deliver to Seller a cashier's check or wire transfer for the Preliminary Amount.

               (d) Seller shall deliver to Buyer exclusive possession of the Interests.

               (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

               (f) Seller shall deliver to Buyer copies of all original land, legal, accounting, engineering, geological and geophysical records relating to the Interests, including without limitation, all information and material referred to in Section 4.01(a).

               (g) Seller and Buyer shall execute a Transition Agreement to provide for interim operations by Seller as set forth in Article X.

               (h) Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Interests which are currently held in suspense for any reason and Buyer shall receive a credit in the amount of such suspended funds in connection with the final closing statement as provided hereunder. Buyer shall be responsible for proper distribution of all such suspended proceeds to the parties lawfully entitled to them, and indemnify and hold Seller harmless against any claim, action or liability (including court costs and attorney's fees) associated with claims against such suspended funds based on Buyer's actions or inactions in connection with such funds as of and after the Closing Date. Seller shall indemnify and hold Buyer harmless against any claim, action or liability (including court costs and attorneys' fees) associated with any claims against such suspended funds based on Seller actions or inactions in connection with such funds prior to the Closing Date.

                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

         8.01 Post-Closing Adjustments. After the Closing, Seller shall make available to Buyer all accounting records necessary for Seller to prepare, in accordance with this Agreement, a statement (the "Final Settlement Statement") setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than ninety (90) days after the Closing. If such post-closing adjustment has not been agreed to within ninety (90) days after the Closing, either party may seek to enforce any rights it claims hereunder. The date upon which such agreement is reached or upon which the Adjusted Purchase Price is established, shall be referred to as the "Final Settlement Date." In the event that (i) the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall deliver to Seller or to Seller's account the amount of such difference in immediately available funds, or (ii) the Adjusted Purchase Price is less than the Preliminary Amount, Seller shall deliver to Buyer or to Buyer's account the amount of such difference in immediately available funds. Payment by Buyer or Seller shall be made within five (5) days of the Final Settlement Date. To the extent not accounted for in the computation of the Adjusted Purchase Price, all uncollected accounts receivable attributable to the Interests on or after the Effective Time shall be assigned to Buyer.

         8.02 Sales Taxes and Recording Fees. Buyer and Seller shall pay all sales taxes occasioned by the sale of the Interests in equal shares. Buyer shall pay all documentary, filing and recording fees required in connection with the filing and recording of all assignments.

         8.03 Indemnification. After the Closing, Buyer and Seller shall indemnify each other as follows:

               (a) Including any "Environmental Claim" as defined in Section 8.03(c) hereinbelow, Buyer shall defend, indemnify and save and hold harmless Seller against any and all costs, expenses, claims, demands and causes of action of whatsoever kind or character, including court costs and attorneys' fees, arising out of any operations conducted, commitment made or any action taken or omitted with respect to the Interests, which accrue or relate to times on and after the Effective Time.

               (b) Excluding any "Environmental Claim" as defined in Section 8.03(c) hereinbelow, but including the "Pending Claims" as defined in Section
3.01 (f) hereinabove, Seller shall defend, indemnify and save and hold harmless Buyer against any and all costs, expenses, claims, demands and causes of action of whatsoever kind or character, including court costs and attorneys' fees, arising out of any operations conducted, commitment made or any action taken or omitted with respect to the Interests, which accrue or relate to times prior to the Effective Time.

               (c) Notwithstanding any terms contained in Sections 8.03(a) and
(b) above, but in furtherance of same, Buyer expressly agrees to fully and promptly pay, perform and discharge, defend, indemnify and hold Seller harmless from and against any and all costs, expenses, claims, demands and causes of action of whatsoever kind or character, including court costs and attorneys' fees, resulting from any "Environmental Claim" as hereinafter defined arising out of any operations conducted, commitment made or any action taken or omitted at any time, whether accruing or relating to times prior to or after the Effective Time, with respect to the Interests. For purposes of this paragraph "Environmental Claim" shall mean any claim, demand or cause of action asserted by any governmental agency or any person, corporation or other entity for personal injury (including sickness, disease or death), property damage or damage to the environment resulting from the discharge or release of any chemical, material or emission into one or more of the environmental media at or in the vicinity of the Interests.

               (d) THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

         8.04 Further Assurances. Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

         8.05 Survival. The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall terminate at the Closing except for the provisions of Section 5.09, Section 5.10 and all of Article VIII.

         8.06 Limitation on Seller's Liability. After the Closing, any assertion by Buyer that Seller is liable under this Agreement (a) for the inaccuracy of any representation or warranty, (b) for breach of any covenant,
(c) for indemnity under the terms of this Agreement, or (d) otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller on or prior to the last business day preceding the first anniversary of the Closing Date. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion of Buyer.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

               (a) By Buyer if any condition set forth in Section 6.02 above shall not be satisfied on or before the Closing, or Buyer otherwise elects to terminate this Agreement pursuant to Sections 5.05(e) or 5.07 (g) of this Agreement.

               (b) By Seller if any condition set forth in Section 6.01 above shall not be satisfied on or before the Closing or Seller otherwise elects to terminate this Agreement pursuant to Sections 5.05 (e) or 5.07 (g) of this Agreement.

               (c) By the mutual written agreement of Buyer and Seller.

         9.02 Return or Forfeiture of Deposit. If this Agreement is terminated by Buyer in accordance with Section 6.02 above and Buyer is not in a material breach of any terms of this Agreement, Seller shall immediately refund to Buyer the Deposit whereupon this Agreement shall terminate and be of no further force and effect. Alternatively, if this Agreement is terminated by Seller in accordance with Section 6.01 above and Seller is not in a material breach of any terms of this Agreement, Buyer shall forfeit the Deposit to Seller as liquidated damages, and not as a penalty, whereupon this Agreement shall terminate except for Section 9.03 below. If this Agreement is terminated by either Buyer or Seller in accordance with 5.05 (e) or 5.07(g) of this Agreement, then Seller shall immediately refund to Buyer the Deposit whereupon this Agreement shall terminate and be of no further force and effect except for Section 9.03 below.

         9.03 Return of Information. If this Agreement is terminated, Buyer shall return to Seller all information and material delivered to Buyer by Seller pursuant to the terms of this Agreement.

         9.04 Liabilities upon Termination. If this Agreement is terminated for any reason, Seller's or Buyer's legal or equitable remedies shall be limited to liquidated damages as provided in 9.02 above

                                    ARTICLE X

                               INTERIM OPERATIONS

         If Seller is the operator of the Interests, Seller shall continue to operate the Interests during the period between the Effective Date and 7:00 a.m. on the first day of the month following the Closing Date (the "Interim Period"), but has no obligation to operate the Interests after the Interim Period. Seller shall operate the Interests during the Interim Period in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and other agreement terms. Seller is entitled to retain any overhead payments received and attributable to the operations during the Interim Period. Seller makes no representation or warranty that Buyer will become operator of any portion of the Interests, as that matter is controlled by the applicable operating agreements and governmental regulatory requirements.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Like Kind Exchange. The parties shall each have the option to complete all or a portion of the sale and purchase of the Interests as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to cooperate in documenting and completing such exchange, including, without limitation, consenting to an assignment of all or a portion of a party's rights, title, interest, duties, or obligations under this Agreement to a third party accommodator or Qualified Intermediary (as such term is defined in Section 1031). Notwithstanding the foregoing, Buyer shall take title to the Interests directly from Seller pursuant to the Assignment and shall pay Seller the Purchase Price therefor, and each party shall remain liable for its obligations to the other party hereunder.

         11.02 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including without limitation, legal and accounting fees, costs and expenses.

         11.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when receive by mail, telecopy or hand delivery as follows:

If to Seller:  Mr. H. Kent Brock
               Strand Energy, L.C.
               910 Travis, Suite 1820
               Houston, Texas 77002
               Telephone: (713) 658-8096
               Telecopy:  (713) 951-0343


If to Buyer:   Mr. Timothy M. Murin
               Castle Exploration Company, Inc.
               61 McMurray Road, Suite 204
               Pittsburgh, Pennsylvania 15241-1633
               Telephone: (412) 831-8600
               Telecopy:  (412) 831-8602
and
               Mr. Richard E. Staedtler
               Castle Exploration Company, Inc.
               One Radnor Corporate Center- Suite 250
               100 Matsonford Road
               Radnor, Pennsylvania 79087
               Telephone: (610) 995-9400
               Telecopy:  (610) 995-0409

Either party may, by written notice so delivered to the other, change the address to which notice shall thereafter be made.

         11.04 Amendment. This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any other term, provision or condition of this Agreement.

         11.05 Assignment. Neither Seller nor Buyer may assign any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other party.

         11.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or regulations of any governmental agency, neither Buyer nor Seller shall issue any such press release or make any other announcement without the prior written consent of the other party.

         11.07 Generality of Provisions. The specificity of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant hereto, shall in no way limit the generality of any other representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant hereto.

         11.08 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         11.09 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts and shall be binding upon each party executing same whether or not executed by all parties. Each of the counterparts shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         11.10 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, "affiliate" of a person shall mean any partnership, joint venture, corporation or other entity in which such person has an interest or which controls, is controlled by or is under common control of such person.

         11.11 Governing Law. This Agreement, and the transactions contemplated hereby, shall be construed in accordance with, and governed by, the laws of the State of Texas and venue shall be in Harris County, Texas.

         11.12 Binding Arbitration. On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, now existing or hereafter arising, between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this section, the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three (3) arbitrators with each side selecting one (1) arbitrator and the two (2) arbitrators selecting the third arbitrator. The arbitrators shall be knowledgeable in the subject matter of the Dispute. If the parties cannot agree on any arbitrator within thirty (30) days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The arbitrators may engage engineers, accountants or other consultants that the arbitrators deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrators shall be paid by Buyer and Seller equally unless otherwise awarded by the arbitrators.

         11.13 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

         11.14 Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         11.15 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

         EXECUTED as of the date first above mentioned.

SELLER:
Strand Energy, L.C.



By: /s/ H. Kent Brock
    ----------------------------
Name:  H. Kent Brock
Title: President

BUYER:
Castle Exploration Company, Inc.



By:  /s/ Richard E. Staedtler
    ----------------------------------------

Name:  Richard E. Staedtler
      --------------------------------------

Title: Chief Financial Officer
       -------------------------------------